Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Zosano Pharma Corporation on Form S-1 of our report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern) dated February 28, 2017, with respect to our audits of the consolidated financial statements of Zosano Pharma Corporation as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 appearing in the Annual Report on Form 10-K of Zosano Pharma Corporation for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

March 2, 2017